JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-236659 and 333-236659-01

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due November 18, 2024

Fact Sheet dated November 4, 2022 to Preliminary Pricing Supplement dated November 4, 2022

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Index:	S&P 500® Index (Bloomberg ticker: SPX)
Pricing Date[1]:	November 11, 2022
Issue Date[1]:	November 16, 2022
Calculation Day[1,2]:	November 8, 2024
Stated Maturity Date[1,2]:	November 18, 2024
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount:

•   if the ending level is greater than or equal to the starting level: $1,000 plus the contingent fixed return;

•   if the ending level is less than the starting level, but greater than or equal to the threshold level: $1,000; or

•   if the ending level is less than the threshold level:

$1,000 + ($1,000 × index return)

Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Contingent Fixed Return:	At least 25.00% of the principal amount (at least $250.00 per security) (to be provided in the pricing supplement)
Index Return:	(ending level – starting level) / starting level
Threshold Level:	70% of the starting level
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48133PQE6
Fees and Commissions:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 1.75% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.25% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

contingent fixed return of 25.00% of the principal amount
repayment of principal amount for decrease of not more than 30%
-30%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Index Return at Maturity
Hypothetical Security Return
Hypothetical Index Return

*Assumes a contingent fixed return equal to the minimum contingent fixed return

If the ending level is less than the threshold level, you will have full downside exposure to the decrease in the level of the Index from the starting level and will lose more than 30%, and possibly all, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $964.20 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $930.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:

http://www.sec.gov/Archives/edgar/data/1665650/000121390022069456/
s145362_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement, product supplement and underlying supplement. Please review the risk disclosure carefully.

•        If the Ending Level Is Less Than the Threshold Level, You Will Lose More Than 30%, and Possibly All, of the Principal Amount of Your Securities at Maturity.

•       The Potential Return on the Securities Is Limited to the Contingent Fixed Return and May Be Lower Than the Return on a Direct Investment in the Securities Composing the Index.

•        The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•        As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•        The Benefit Provided by the Threshold Level May Terminate on the Calculation Day.

•        No Interest or Dividend Payments or Voting Rights

•        Lack of Liquidity

•        The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•        The Tax Consequences of an Investment in the Securities Are Uncertain.

•        Potential Conflicts

•        The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•        The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•        The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•        The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•        Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•        Many Economic and Market Factors Will Impact the Value of the Securities.

•        Each of JPMorgan Chase & Co. and Wells Fargo & Company (the Parent Company of WFS) Is Currently One of the Companies that Make Up the Index.

•        The Maturity Payment Amount Will Depend upon the Performance of Each Index and Therefore the Securities Are Subject to the Risks Associated with the Index, as Discussed in the Accompanying Pricing Supplement, Product Supplement and Underlying Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.